HOLDCO SALE OF SHARES AGREEMENT

amongst

PLATEAU RESOURCES (PROPRIETARY) LIMITED

RUSTENBURG PLATINUM MINES LIMITED

and

ANGLO PLATINUM LIMITED

---oOo---

SCHEDULE 1	-	WARRANTIES
SCHEDULE 2	-	DISCLOSURE LETTER
SCHEDULE 3	-	LEBOWA AREA MAP
SCHEDULE 4	-	OLD ORDER RIGHTS
SCHEDULE 5		LEBOWA PRO FORMA FINANCIAL STATEMENTS

HOLDCO SALE OF SHARES AGREEMENT

1.	PARTIES

1.1	PLATEAU RESOURCES (PROPRIETARY) LIMITED

1.2	RUSTENBURG PLATINUM MINES LIMITED

1.3	ANGLO PLATINUM LIMITED

2.	INTERPRETATION

2.1	The headnotes to the clauses of this Agreement are inserted for reference purposes only and shall in no way govern or affect the interpretation hereof.

2.2	Unless inconsistent with the context, the expressions set forth below shall bear the following meanings:

“Agreement”	this Holdco Sale of Shares Agreement, together with the schedules hereto

“Anglo”	Anglo American plc, a public company registered in England and Wales, registration no. 3564138

“Anglo Group”	the group of entities comprising Anglo and all its direct and indirect Subsidiary

Companies, from time to time

“Anooraq”	Anooraq Resources Corporation, a public company incorporated in accordance with the laws of British Columbia, Canada, registration no. 10022-2033

“Anooraq Group”	the group of entities comprising the Anooraq Parties and their respective direct and indirect Subsidiary Companies, from time to time

“Anooraq Parties”	the Anooraq Parties, as defined in the Holdco Shareholders’ Agreement

“APL”	Anglo Platinum Limited, a public company incorporated in accordance with the laws of the Republic, registration no. 1946/022452/06

“APL Group”	the group of entities comprising APL and RPM and their respective direct and indirect Subsidiary Companies, from time to time

“Boikgantsho”	Boikgantsho Platinum Mine (Proprietary) Limited, a private company incorporated in accordance with the laws of the Republic, registration no. 2003/012394/07

“Boikgantsho Sale Assets”	the Sale Assets, as defined in the Boikgantsho Sale of Rights Agreement

“Boikgantsho Sale of Rights Agreement”

the Boikgantsho Sale of Rights Agreement entered into, or to be entered into, amongst Plateau, RPM and Boikgantsho, in terms whereof Plateau and RPM shall respectively sell certain of the Boikgantsho Sale Assets to Boikgantsho

“Business”	collectively, the Ga-Phasha Business, the LPM Business, the Boikgantsho Sale Assets and the Kwanda Sale Assets

“Business Day”	every day except Saturdays, Sundays and statutory holidays in the Republic and/or British Columbia

“CCMA”	the Commission for Conciliation, Mediation and Arbitration, established in terms of the Labour Relations Act, 1995 (Act 66 of 1995)

“Closing Date”	the Closing Date, as defined in the Phase 3 Implementation Agreement

“Closing Date Financial Statements”

the audited financial statements of Lebowa as at, and for the 12 (twelve) month period ended on, 31 December 2007, which audited financial statements shall be delivered by RPM to Plateau by 31 March 2008

“Companies Act”	the Companies Act, 1973 (Act 61 of 1973)

“Condition”	the condition precedent in clause 4.1

“Contractor Agreement”

the Contractor Agreement entered into on 21 December 2007 between Lebowa and Opco, in terms whereof Lebowa appointed Opco as an independent contractor in terms of Section 101 of the MPRD Act to undertake Mining in the Lebowa Area

“CPI”	the average annual rate of change (expressed as a percentage) in the Consumer Price Index for all metropolitan areas as published in the Government Gazette by Statistics South Africa, or such other index reflecting the official rate of inflation in the Republic as may replace it, which annual change shall be determined by comparing the most recently published index with the index published in respect of the corresponding month in the previous year

“Disclosure”	any disclosure made by RPM to Plateau prior to the Final Disclosure Date, by means of the Disclosure Letter

“Disclosure Letter”	the disclosure letter to be furnished by RPM to Plateau in respect of the Warranties, substantially in the form of the draft annexed hereto as Schedule 2

“Environment”

the surroundings within which humans exist, comprising the land, water and atmosphere of the earth, all forms of life, ecological systems; and the physical, chemical, aesthetic and cultural properties and conditions of the foregoing that influence human health and well-being

“Environmental Law”	includes all – 1. common law duties, national, provincial

and municipal legislation (including regulations and other subsidiary legislation); and self-executing provisions of international agreements approved by Parliament, that are concerned with the protection or rehabilitation of the Environment, the use of natural resources (including land), and the maintenance of an Environment conducive to human health and well-being;

2. directives, orders or other instructions lawfully given by an organ of state or state functionary exercising powers under any provision referred to in 1 above;

3. permits, authorisations and exemptions issued under any provision referred to in 2 above; and

4. when used in relation to a jurisdiction other than the Republic, refers to all legally binding legal instruments or instructions that under the laws of that jurisdiction are equivalent to those referred to in 1, 2 and 3 above

“Environmental Warranties”	the Warranties contained in paragraph 95 of Schedule 1

"First Addendum to the Sale of Concentrate Agreement"	the First Addendum to the Sale of Concentrate Agreement entered into on 6 March 2008 between RPM and Lebowa

“Final Disclosure Date”	15 April 2008

“Ga-Phasha Business”	the business (together with all of its components, parts, assets and/or liabilities), as a going concern, of Micawber as at the Closing Date

“Holdco”	Richtrau No 179 (Proprietary) Limited, a private company incorporated in accordance with the laws of the Republic, registration no. 2007/016711/07

“Holdco Group”	the group of entities comprising Holdco and its direct and indirect Subsidiary Companies, from time to time

“Holdco Shareholders’ Agreement”	the Holdco Shareholders’ Agreement entered into, or to be entered into, amongst Plateau, RPM and Holdco

“Holdco Shareholder Loan Agreement”

the Holdco Shareholder Loan Agreement entered into, or to be entered into, in terms whereof RPM shall lend to Holdco an amount of R7 058 823 529 (seven billion fifty eight million eight hundred and twenty three thousand five hundred and twenty nine Rand)

“Interim Skills Transfer Agreement”

the Interim Skills Transfer Agreement entered into, or to be entered into, in terms whereof RPM shall, during the period commencing on the Signature Date and ending on the Closing Date, transfer certain skills to specified Plateau representatives and/or employees

“Kwanda”	Richtrau No. 207 (Proprietary) Limited, a private company incorporated in accordance with the laws of the Republic, registration no. 2008/003368/07

“Kwanda Sale Assets”	the Sale Assets, as defined in the Kwanda Sale of Rights Agreement

“Kwanda Sale of Rights Agreement”

the Kwanda Sale of Rights Agreement entered into, or to be entered into, amongst RPM, Plateau and Kwanda, in terms whereof RPM and Plateau shall sell their respective undivided 50% shares of the Kwanda Sale Assets to Kwanda

“Lebowa”	Lebowa Platinum Mines Limited, a public company incorporated in accordance with the laws of the Republic, registration no. 1963/006144/06

“Lebowa Area”	the Lebowa Area, as indicated on the map annexed as Schedule 3

“Lebowa Step 1 Sale of Shares Agreement”	the Lebowa Step 1 Sale of Shares Agreement entered into on 21 December 2007 between APL and RPM, in terms whereof APL sold and RPM purchased the entire ordinary issued share capital of Lebowa

“Lebowa Step 2 Sale of Shares Agreement”	the Lebowa Step 2 Sale of Shares Agreement entered into on 21 December 2007 between RPM and Holdco, in terms whereof RPM sold and Holdco purchased the entire ordinary issued share capital of Lebowa

“LPM Business”

the business (together with all of its components, parts, assets and/or liabilities) as a going concern, of Lebowa and/or Opco, as the case may be, including (for the avoidance of doubt) the Rights to Mine held by Lebowa and/or Opco, as the case may be

“Micawber”	Micawber 277 (Proprietary) Limited, a private company incorporated in accordance with the laws of the Republic, registration no. 2002/016481/07

“Minerals Act”	the Minerals Act, 1991 (Act 50 of 1991)

“Mining”	the mining of PGMs, the rehabilitation of all areas mined, and the processing of all platinum and related minerals; and “Mine” shall bear a corresponding meaning

“Mining Rights”	mining rights (as defined in terms of the MPRD Act)

“MPRD Act”	the Mineral Petroleum and Resources Development Act, 2002 (Act 28 of 2002)

“New Order Rights”	the Mining Rights into which the Old Order Rights shall be converted

“Old Order Rights”	the old order rights (as defined in Schedule II of the MPRD Act) forming part of, respectively, the LPM Business and the Ga-Phasha Business, as set out in the list attached hereto as Schedule 4

“Opco”	Richtrau No 177 (Proprietary) Limited, a private company incorporated in accordance with the laws of the Republic, registration no. 2007/016001/07

“Opco Shareholder Loan Agreement”

the Opco Shareholder Loan Agreement entered into, or to be entered into between Holdco and Opco, in terms whereof Holdco shall lend to Opco an amount of R7 058 823 529 (seven billion fifty eight million eight hundred and twenty three thousand five hundred and twenty nine Rand)

“Parties”	APL, RPM and Plateau and a “Party” shall mean each or any of them, as the context requires

“Pelawan”	Pelawan Investments (Proprietary) Limited, a private company incorporated in accordance with the laws of the Republic, registration no. 2002/017920/07

“Pelawan Trust”	Pelawan Trust, established in accordance with the trust deed dated 2 September 2004, Master’s reference IT8411/2004

“PGMs”

collectively, platinum, palladium, rhodium, ruthenium, iridium, osmium and the metals and minerals mineralogically associated therewith, including but not limited to gold, silver, copper, nickel and cobalt together with any such metals and minerals which may be extracted from the normal mining of the abovementioned minerals in, on or under the relevant project area

“Phase 1 Transactional Agreements”	collectively: - the Lebowa Step 1 Sale of Shares Agreement;

- the Lebowa Step 2 Sale of Shares Agreement;

- the Sale of Lebowa Business Agreement;

- the Contractor Agreement; and

- the Sale of Concentrate Agreement

“Phase 2 Transactional Agreements”	collectively:

- the Holdco Shareholder Loan Agreement;

- the Opco Shareholder Loan Agreement;

- the Umbrella Services Agreement; and

- the Interim Skills Transfer Agreement

“Phase 3 Implementation Agreement”	the Phase 3 Implementation Agreement entered into, or to be entered into, amongst RPM, Plateau and Holdco, the terms whereof shall, amongst other things, govern the order in which the Phase 3 Transactional Agreements will be implemented

“Phase 3 Transactional Agreements”	collectively:

- this Agreement;

- the Boikgantsho Sale of Rights Agreement;

- the Kwanda Sale of Rights Agreement;

- the RPM Sale of Boikgantsho Shares and Claims Agreement;

- the RPM Sale of Kwanda Shares Agreement;

- the RPM Sale of Micawber Shares and Claims Agreement;

- the Plateau Sale of Boikgantsho Shares and Claims Agreement;

- the Plateau Sale of Kwanda Shares

Agreement;

- the Plateau Sale of Micawber Shares and Claims Agreement; and

- the Holdco Shareholders’ Agreement

“Plateau”	Plateau Resources (Proprietary) Limited, a private company incorporated in accordance with the laws of the Republic, registration no. 1996/013879/07

“Plateau Sale of Boikgantsho Shares and Claims Agreement”

the Plateau Sale of Boikgantsho Shares and Claims Agreement entered into, or to be entered into, between Plateau and Holdco, in terms whereof Plateau shall sell and Holdco shall purchase 50% of the entire issued share capital of Boikgantsho and Plateau’s claims against Boikgantsho on shareholder’s loan account

“Plateau Sale of Kwanda Shares Agreement”

the Plateau Sale of Kwanda Shares Agreement entered into, or to be entered into, between Plateau and Holdco, in terms whereof Plateau shall sell and Holdco shall purchase 50% of the entire issued share capital of Kwanda

“Plateau Sale of Micawber Shares and Claims Agreement”

the Plateau Sale of Micawber Shares and Claims Agreement entered into, or to be entered into, between Plateau and Holdco, in terms whereof Plateau shall sell and Holdco shall purchase 50% of the entire issued share capital of Micawber and Plateau’s claims against Micawber on shareholder’s loan account

“Prime”

the prime rate of interest publicly quoted as such by The Standard Bank of South Africa Limited (“Standard Bank”) from time to time, calculated on a 365-day factor (irrespective of whether or not the year is a leap year) and compounded monthly in arrears, as certified by any manager of Standard Bank, whose appointment as such it shall not be necessary to prove, which certificate shall serve as prima facie proof of its contents

"Pro Forma Financial Statements"	the pro forma financial statements of Lebowa as at, and for the 12 (twelve) month period ended on, 30 June 2007 and annexed hereto as Schedule 5

“Purchase Price”	the purchase price payable by Plateau to RPM in respect of the Sale Shares and the Sale Claim, in accordance with clause 6

“Republic”	the Republic of South Africa

“Rights to Mine”	all rights of whatsoever nature in and to any and all minerals at any time, including (without limitation) the Old Order Rights and the New Order Rights

“RPM”	Rustenburg Platinum Mines Limited, a public company incorporated in accordance with the laws of the Republic, registration no. 1931/003380/06

“RPM Sale of Boikgantsho Shares and Claims Agreement”

the RPM Sale of Boikgantsho Shares and Claims Agreement entered into, or to be entered into, between RPM and Holdco, in terms whereof RPM shall sell and Holdco shall purchase 50% of the entire issued share capital of Boikgantsho and RPM’s claims against Boikgantsho on shareholder’s loan account

“RPM Sale of Kwanda Shares Agreement”

the RPM Sale of Kwanda Shares Agreement entered into, or to be entered into, between RPM and Holdco, in terms whereof RPM shall sell and Holdco shall purchase 50% of the entire issued share capital of Kwanda

“RPM Sale of Micawber Shares and Claims Agreement”

the RPM Sale of Micawber Shares and Claims Agreement entered into, or to be entered into, between RPM and Holdco, in terms whereof RPM shall sell and Holdco shall purchase 50% of the issued share capital of Micawber and RPM’s claims against Micawber on shareholder’s loan account

“Sale Claim”	that portion of RPM’s claim against Holdco on shareholders loan account constituting 51% of the total amount owing by Holdco to RPM as at the Closing Date

“Sale of Concentrate Agreement”	the Sale of Concentrate Agreement entered into on 21 December 2007 between RPM and Lebowa, in terms whereof Lebowa shall sell and RPM shall purchase Lebowa’s entire production of concentrate from time to time

“Sale of Lebowa Business Agreement”	the Sale of Lebowa Business Agreement entered into on 21 December 2007 between Lebowa and Opco, in terms whereof Lebowa sold and Opco purchased the LPM Business

“Sale Shares”	14 873 ordinary shares of R1 each, fully paid up, in the issued share capital of Holdco, which shall constitute 20.92% of the entire issued share capital of Holdco

“Services Agreement(s)”	the Services Agreement(s) to be entered into, in terms whereof members of the Anglo Group and/or the Anooraq Group shall provide services to members of the Holdco Group, from time to time

“Signature Date”	the date of last signature of this Agreement

“Subsidiary Company”	a subsidiary company (which for the purposes of this Agreement shall be deemed to include any company incorporated outside the Republic) as defined in terms of Section 1(3) of the Companies Act

"Tax"

all income tax, capital gains tax, secondary tax on companies, dividend tax, value- added tax, stamp duty, uncertificated securities tax, employees tax, levies, assessments, imposts, deductions, charges and withholdings whatsoever in terms of any tax legislation, and includes all penalties and interest payable as a consequence of any failure or delay in paying any Taxes

“Transaction”	the Transaction to which the Transactional Agreements will give effect

“Transactional Agreements”	collectively, the Phase 1 Transactional Agreements, the Phase 2 Transactional Agreements, the Phase 3 Transactional Agreements, the Phase 3 Implementation Agreement and the Services Agreement(s)

“Transaction Framework Agreement”	the Transaction Framework Agreement entered into on 3 September 2007 by, amongst others, the Parties

“Umbrella Services Agreement”

the Umbrella Services Agreement entered into, or to be entered into, amongst APL, Anooraq and Holdco, the terms whereof shall, amongst other things, contain the high level principles agreed upon amongst Anooraq, APL and Holdco in respect of the content of the Services Agreement(s)

"Warranties"	the warranties given by a Party in favour of any other Party, in terms of this Agreement and “Warranty” shall have a corresponding meaning

"Warranty Company"	any of Lebowa, Opco or Holdco.

2.3

The interpretation and construction guidelines set out in clauses 2.3 to 2.10 (both inclusive) of the Phase 3 Implementation Agreement shall apply mutatis mutandis to the interpretation and construction of this Agreement.

3.	INTRODUCTION

3.1	The Parties have entered into the Transaction Framework Agreement, and intend to undertake and to complete the Transaction.

3.2	RPM is the registered and beneficial owner of the Sale Shares and the Sale Claim, and is entitled to dispose of same.

3.3	RPM wishes to sell and Plateau wishes to purchase the Sale Shares and the Sale Claim, as one indivisible transaction, on the terms and conditions set out herein.

4.	CONDITION PRECEDENT

4.1

This entire Agreement (save in respect of clauses 1 to 4 (both inclusive) and clauses 10.1.4, 12 and 13, which shall be of immediate force and effect) shall be subject to the fulfilment of the Condition that the Phase 3 Implementation Agreement shall have become unconditional in accordance with its terms, save insofar as it may be conditional on this Agreement becoming unconditional.

4.2

The Parties shall use their respective reasonable commercial endeavours to procure the fulfilment of the Condition as soon as reasonably possible after the Signature Date. If the Condition shall not have been fulfilled by the last date for the fulfilment of the conditions precedent to the Phase 3 Implementation Agreement, this Agreement (save for clauses 1 to 3 (both inclusive), this clause 4.2 and clauses 12 and 13 which shall remain of full force and effect) shall lapse and shall be of no force and effect and neither Party shall have any claim against the other in terms hereof or arising from the failure of the Condition.

5.	SALE

RPM hereby sells to Plateau, which hereby purchases, the Sale Shares and the Sale Claim, with effect from the Closing Date, as one indivisible transaction.

6.	PURCHASE PRICE

6.1	The Purchase Price payable by Plateau to RPM in respect of the Sale Shares and the Sale Claim shall be an amount of R3 600 000 000 (three billion six hundred million Rand).

6.2	A portion of the Purchase Price equal to the face value of the Sale Claim shall be allocated to the Sale Claim; and the balance of the Purchase Price shall be allocated to the Sale Shares.

7.	PAYMENT OF THE PURCHASE PRICE

Plateau shall pay the Purchase Price to RPM in cash, without set-off and/or deduction on the Closing Date, by the transfer of the full amount of the Purchase Price in immediately available funds to such South African bank account as RPM may specify by written notice delivered by not later than 3 Business Days before the Closing Date.

8.	CLOSING

On the Closing Date and against payment of the Purchase Price in accordance with the provisions of clause 7, RPM shall deliver to Plateau:

8.1	certificates in respect of the Sale Shares, together with currently dated transfer forms in respect thereof, duly signed by RPM and in favour of Plateau as the transferee;

8.2	a written cession of the Sale Claim in favour of Plateau; and

8.3	a certified copy of a resolution of the directors of Holdco:

8.3.1	approving the transfer of the Sale Shares to Plateau; and

8.3.2	noting and consenting to the cession of the Sale Claim to Plateau.

9.	RISK, BENEFIT AND OWNERSHIP

The risk and benefit in and to, and the ownership of, the Sale Shares and Sale Claim shall pass to Plateau on and with effect from the Closing Date.

10.	WARRANTIES AND INDEMNITIES

10.1	APL gives to Plateau the Warranties, it being agreed that:

10.1.1	each Warranty shall prima facie be deemed to be material and to be a material representation of fact inducing Plateau to enter into this Agreement;

10.1.2

the Warranties are made and given subject to any Disclosures made by RPM, which Disclosures shall have the effect of limiting the scope of the Warranties and the indemnity in clause 10.8.4, to the extent of such Disclosure, provided that RPM shall be entitled to Disclose matters, events, circumstances and/or things to Plateau in writing up to and including the Final Disclosure Date;

10.1.3	each Warranty shall be given as at the Signature Date and the Closing Date, unless otherwise stated to the contrary in a particular Warranty;

10.1.4

RPM may, at any time between the Final Disclosure Date and the date on which the condition precedent in clause 4.1.21 of the Phase 3 Implementation Agreement shall have been fulfilled, notify Plateau of the occurrence and/or existence of any matter, event, circumstance and/or thing in respect of and/or in connection with the Business; and

10.1.5	subject to clause 10.4, each Warranty shall be a separate Warranty and in no way limited or restricted by reference to or inference from the terms of any other Warranty.

10.2	Plateau is entering into this Agreement relying upon the Warranties.

10.3

Notwithstanding the Warranties and indemnities given by APL, no liability shall attach to APL in respect of any indemnity or breach of any Warranty contained in this Agreement in relation to any established claim or loss sustained by Plateau, or deemed claim or loss sustained by Plateau in accordance with clause 10.10, which in respect of an individual claim or loss, or an aggregate of individual claims or losses, shall be of an amount less than R5 000 000 (five million Rand), provided that, in the event that any individual claim and/or loss, or an aggregate of such claims and/or losses, shall be in excess of the aforesaid limit specified in this clause 10.3, the liability of APL shall be in respect of the entire amount of such claim and/or loss.

10.4

The maximum liability of APL in respect of all claims made in respect of any indemnity or Warranty contained in this Agreement shall not exceed an amount equal to the aggregate of R3.85 billion, escalated annually by CPI on each anniversary of the Closing Date.

10.5	Save in respect of any claims made upon APL regarding:

10.5.1	any Warranty related to Tax (in respect of which a notice of any such claim must be given in writing by Plateau to APL by not later than the sixth anniversary of the Closing Date);

10.5.2	any Environmental Warranties (in respect of which a notice of any such claim must be given in writing by Plateau to APL by no later than the tenth anniversary of the Closing Date); or

10.5.3	any Warranty contained in paragraphs 1 to 6, 11 to 14, 16 and 18 to 21 of Schedule 1 (to which no limitation shall be applicable as to the time within which any notice of such claim may be made);

any claim made upon APL in respect of any indemnity or Warranty contained in this Agreement shall be wholly barred and unenforceable unless notice of such claim is given in writing by Plateau to APL by not later than 18 months after the Closing Date, and notwithstanding the type of Warranty, or indemnity, in respect of which a notice of claim shall have been served, proceedings in respect thereof shall have been issued and served (which for the purposes hereof shall include any matter referred to arbitration, and in respect of which a statement of claim shall have been delivered) within 6 months after such written notification of claims shall have been delivered to APL.

10.6

Where any Warranty is qualified by the expression "RPM is not aware", "to the best of RPM's knowledge and belief" or any similar expression, that expression will be deemed to include an additional statement that it has been made after due enquiry. In this regard, RPM shall be deemed to have the same knowledge which any executive director of the relevant Warranty Company has.

10.7

Save as otherwise recorded in Schedule 1 or elsewhere in this Agreement, neither RPM nor APL make any representations and give no warranties to Plateau in respect of and/or in connection with the Sale Shares and/or the Sale Claim, the Sale Shares and the Sale Claim being sold voetstoots and as they stand.

10.8

Without prejudice to any rights of Plateau arising from any other provision of this Agreement and to the extent that such liability is not fully provided for or reflected as a liability in the Pro Forma Financial Statements and/or the Closing Date Financial Statements, APL hereby gives Plateau an indemnity against and holds it harmless from all claims, liability, damage, loss (excluding consequential loss), penalty, expense and cost (including legal costs on an attorney and own client scale) of any nature whatsoever which Plateau may sustain as a result of or attributable to:

10.8.1	notwithstanding any Disclosure, ***

10.8.2

notwithstanding any Disclosure, the failure by the shareholder of Lebowa to pass and, to the extent necessary, register a resolution under section 228 of the Companies Act in respect of the entering into of the Sale of Lebowa Business Agreement; provided that such indemnity shall lapse if RPM shall furnish Plateau with a copy of such resolution and proof that such resolution shall have been registered with the Registrar of Companies;

10.8.3

notwithstanding any Disclosure, any claims made by any member of the APL Group against any member of the Holdco Group in respect of the cancellation of the agreement between Lebowa and RPM referred to in clause 23.1 of the Sale of Concentrate Agreement, as amended by the First Addendum to the Sale of Concentrate Agreement;

10.8.4	any liability, whether actual or contingent, of whatsoever nature or kind and howsoever arising in respect of Lebowa, insofar as:

10.8.4.1	the cause of action of which arose prior to 30 June 2007;

10.8.4.2	such liability was not reflected and fully brought to account in the Pro Forma Financial Statements; and

10.8.4.3	such liability shall not have been Disclosed;

10.8.5	any liability incurred by Lebowa between 30 June 2007 and 31 December 2007 otherwise than in the ordinary course of business or as Disclosed;

10.8.6	any liability incurred by Opco between 31 December 2007 and the Closing Date otherwise than in the ordinary course of business or as Disclosed; and

10.8.7	notwithstanding any Disclosure, ***

10.9

Any Tax and/or other amounts payable by any of the Warranty Companies to any competent authority in respect of any period prior to the Closing Date, and which have not been paid as at the Closing Date, may be paid by Plateau or the relevant Warranty Company, as the case may be, subsequent to the Closing Date, in which event:

10.9.1	APL shall forthwith pay to Plateau or the relevant Warranty Company, as the case may be, an amount equal to such payment; and

10.9.2	Plateau will procure that the relevant Warranty Company shall, if so requested by APL, apply for such refund of such payment as may be competent and if any such refund is received, Plateau shall promptly procure payment of such refund to APL.

10.10

Any claim, liability, damage, loss, penalty, expense or cost suffered or incurred, and not recovered, by a Warranty Company shall be deemed to be suffered or incurred as to 51% (fifty one percent) thereof by Plateau.

10.11

Plateau will notify APL of any claim which may be made against a Warranty Company in respect of any of the matters referred to in clause 10.8 as expeditiously as possible after Plateau becomes aware thereof. APL and/or RPM will be entitled to contest the claim concerned in the name of the relevant Warranty Company and will be entitled to control the proceedings in regard thereto, provided that –

10.11.1

APL delivers to Plateau a written indemnity in terms reasonably acceptable to Plateau, indemnifying Plateau and the relevant Warranty Company against all charges and all legal costs (on an attorney to own client scale) which may be incurred or awarded as a consequence of such steps. Plateau will be entitled to require APL to give reasonable security against such costs; and

10.11.2	Plateau will procure that the relevant Warranty Company –

10.11.2.1	renders reasonable assistance to APL and/or RPM (at the expense of RPM and/or APL) in regard to the steps taken by RPM and or APL (in each instance as the case may be); and

10.11.2.2	will make all relevant books and records available to APL and/or RPM.

10.12

In the event of Plateau suffering or paying any loss, damage, liability, cost, charge, expense, payment or penalty to which any representation, undertaking, Warranty or indemnity (given by APL) relates, APL will forthwith upon such amount being determined (by a Court with competent jurisdiction, an arbitrator or as agreed between the Parties, as the case may be) pay to Plateau an amount equal to such loss, damage, liability, cost, charge, expense, payment or penalty. Any amount payable by APL pursuant to this clause shall bear interest at Prime from the date on which the loss occurred to date of payment by APL, both days inclusive, which interest shall be payable simultaneously with the amount payable by APL.

11.	GENERAL WARRANTIES

11.1	Each Party hereby warrants to and in favour of the other that –

11.1.1	it has the legal capacity and has taken all necessary corporate action required to empower and authorise it to enter into this Agreement;

11.1.2	this Agreement constitutes an agreement valid and binding on it and enforceable against it in accordance with its terms; and

11.1.3	the execution of this Agreement and the performance of its obligations hereunder does not and shall not –

11.1.3.1	contravene any law or regulation to which it is subject;

11.1.3.2	contravene any provision of it’s constitutional documents; or

11.1.3.3	conflict with, or constitute a breach of any of the provisions of any other agreement, obligation, restriction or undertaking which is binding on it.

11.2	Each of the Warranties given by the Parties in terms of clause 11.1, shall:

11.2.1	be a separate warranty and will in no way be limited or restricted by inference from the terms of any other Warranty or by any other words in this Agreement;

11.2.2	continue and remain in force notwithstanding the completion of any or all the transactions contemplated in this Agreement; and

11.2.3	prime facie be deemed to be material and to be a material representation inducing the other Party to enter into this Agreement.

12.	COSTS

12.1	Each of the Parties shall bear its own costs of and incidental to the negotiation, preparation and execution of this Agreement.

12.2	Plateau shall pay all stamp duty in connection with the transfer of the Sale Shares to it.

13.	GENERAL

The provisions of clauses 9 to 16 (both inclusive) of the Phase 3 Implementation Agreement shall apply mutatis mutandis in respect of this Agreement; provided that for purposes of clause 9 of such agreement, APL’s domicilium shall be the same as RPM’s.

THUS DONE and SIGNED at ___________________________ on this the ________________ day of  ________________________ 2008.

For and on behalf of

PLATEAU RESOURCES (PROPRIETARY)
LIMITED

by

who warrants his authority hereto

THUS DONE and SIGNED at ___________________________ on this the ________________ day of  ________________________ 2008.

For and on behalf of
ANGLO PLATINUM LIMITED

by

who warrants his authority hereto

THUS DONE and SIGNED at ___________________________ on this the  ________________ day of  ________________________ 2008.

For and on behalf of
RUSTENBURG PLATINUM MINES LIMITED

by

who warrants his authority hereto

SCHEDULE 1

WARRANTIES

The following Warranties are given by APL on the basis set forth in clause 10 of the Agreement.

1.	As at the Closing Date, the authorised share capital of Holdco shall be 500 000 ordinary shares of R1 each.

2.

Unless the fulfilment of the condition precedent contained in clause 4.1.19 of the Phase 3 Implementation Agreement shall have resulted in RPM holding a different number of shares in Holdco’s issued share capital, RPM shall, as at the Closing Date (and prior to the implementation of the Phase 3 Transactional Agreements), be the registered and beneficial owner of 27 450 ordinary shares of R1 each in the issued share capital of Holdco.

3.

Following the implementation of the Phase 3 Transactional Agreements, Plateau will hold not less than 51% of the issued share capital of Holdco and RPM will hold not more than 49% of the issued share capital of Holdco.

4.

As at the Closing Date, RPM will be the registered and beneficial owner of the Sale Shares and the beneficial owner of the Sale Claim and shall be entitled validly and effectively to transfer and to deliver respectively the Sale Shares and the Sale Claim to Plateau, and Plateau shall receive such Sale Shares and Sale Claim free of any lien, charge and/or encumbrance.

5.	Save in terms of the Transactional Agreements, no person has any right (including any option or right of first refusal or pre-emption) to acquire any of the issued share capital of Holdco, or to subscribe for any unissued shares in Holdco, present or future.

6.	Holdco is duly incorporated as a private company with limited liability according to the laws of the Republic.

7.	No steps will have been taken and RPM is not aware of any steps pending or threatened against Holdco in terms of the Companies Act.

8.

As at the Closing Date, the rights and entitlements of Holdco in terms of and/or in connection with the Transactional Agreements, or any of them, shall be valid and enforceable in accordance with their respective terms, and no member of the APL Group party to any of the Transactional Agreements shall, as at the Closing Date, have committed any material breach of any term of the Transactional Agreements, or any of them.

9.	As at the Closing Date, the Phase 1 Transactional Agreements and the Phase 2 Transactional Agreements shall have been implemented in accordance with their terms.

10.

Before the entering into of the Transactional Agreements, Holdco had no assets and no liabilities, and had not conducted any business of any nature whatsoever; and, between 21 December 2007 and the Closing Date and save in terms of the Transactional Agreements:

10.1.	Holdco will not have carried on any business;

10.2.	no resolution will have been passed requiring Holdco to increase or reduce its authorised or issued share capital or to vary any of the rights attaching to the Sale Shares;

10.3.	none of Holdco’s assets will have been sold or otherwise disposed of;

10.4.	no resolutions will have been passed by the members and/or directors of Holdco, save for:

10.4.1.	such resolutions as will have been necessary to give effect to the Transactional Agreements, or any of them; and/or

10.4.2.	such resolutions as will have been approved by Plateau in writing;

10.5.	RPM will not have done or omitted to do anything which will have:

10.5.1.	materially prejudiced the continued goodwill of Holdco; and

10.5.2.	reduced the scope of Holdco’s business and/or affairs.

WARRANTIES RELATING TO OPCO

11.

As at the Signature Date, the authorised share capital of Opco is R1 000, divided into 1 000 ordinary shares of R1 each, and the issued share capital of Opco is R100, divided into 100 ordinary shares of R1 each.

12.	Holdco is the registered and beneficial owner of the entire issued share capital of Opco ("Opco Shares") and the beneficial owner of all the claims on loan account against Opco ("Opco Claims"), and the Opco Shares and Opco Claims are free of any lien, charge and/or encumbrance.

13.

Save in terms of the Transactional Agreements, no person has any right (including any option or right of first refusal or pre-emption) to acquire any of the issued share capital of Opco, or to subscribe for any unissued shares in Opco, present or future

14.	Opco is duly incorporated as a private company with limited liability according to the laws of the Republic.

15.	No steps will have been taken and RPM is not aware of any steps pending or threatened against Opco in terms of the Companies Act.

WARRANTIES APPLICABLE TO LEBOWA, OPCO AND THE LPM BUSINESS

16.	Lebowa is duly incorporated as a public company with limited liability according to the laws of the Republic.

17.	No steps will have been taken and RPM is not aware of any steps pending or threatened against Lebowa in terms of the Companies Act.

18.	As at the Closing Date, the authorised share capital of Lebowa shall be R2 000 000, divided into 200 000 000 ordinary shares of R0,01 each.

19.	As at the Closing Date, the issued share capital of Lebowa shall be R1 200 000, divided into 120 000 000 ordinary shares of R0,01 each, fully paid up.

20.	As at the Closing Date, Holdco shall be the registered and beneficial owner of the entire issued share capital of Lebowa and such shares are free of any lien, charge and/or encumbrance.

21.

Lebowa is the sole beneficial holder of the entire issued share capital of Middelpunt Hill Management Services (Proprietary) Limited, registration number 1999/012348/07 ("Middelpunt"). Lebowa was the sole registered and beneficial holder of the entire issued share capital of Maandagshoek Platinum (Proprietary) Limited ("Maandagshoek"), which company has been deregistered.

22.	Neither Middelpunt nor Maandagshoek have any assets or liabilities and do not conduct any trade.

23.

Lebowa is not under any obligation (whether contingently upon the exercise of any right or otherwise), and no resolution had been passed requiring Lebowa, to increase or reduce or vary the rights attaching to the ordinary shares comprising its authorised or issued share capital.

24.

Save in respect of the rights granted in terms of the Transactional Agreements, no person has any right (including any option or right of first refusal or pre-emption) to acquire any of the issued share capital of Lebowa, or to subscribe for any unissued shares in Lebowa, present or future.

25.

All the books, records and accounts of the Warranty Companies have been properly maintained according to law, are readily and without restriction accessible to the Warranty Companies on reasonable notice, are materially correct and capable of being written up within a reasonable time so as to record all the transactions of such Warranty Companies.

26.

No auditor of a Warranty Company has at any time furnished the directors of such Warranty Company with a report concerning any material irregularity as contemplated in the Auditing Profession Act, 2005 or any similar legislation in force from time to time prior to the enactment of such act.

27.	On the SOB Date as defined in the Sale of Lebowa Business Agreement ("SOB Date") and subject to the terms of the Sale of Lebowa Business Agreement:

27.1.

Lebowa was the sole and beneficial owner of the LPM Business and was entitled and able to give free and unencumbered title to the LPM Business to Opco, save in respect of that portion of the Old Order Rights attributable to the LPM Business; and

27.2.	no person had any right (including any option or right of first refusal) to acquire any interest in or to the LPM Business, other than Opco in terms of the Lebowa Sale of Business Agreement.

28.

Lebowa had up until the SOB Date, and Opco has with effect from the SOB Date, all material licences, consents, permits and approvals and all other material authorities prescribed by law for the lawful conduct of the LPM Business in the manner in which it is presently conducted, and RPM is not aware of any fact or circumstance which may result in the cancellation, withdrawal or non-renewal of any of them.

29.

Lebowa and Opco have complied with and are not in breach of any legislation, regulations, enactments, proclamations and by-laws affecting them, including all ordinances issued by any governmental or regulatory authority or body or any department or agency thereof including, without limitation, any court or administrative agency or commission, save as will not have a material adverse effect on the LPM Business and/or the affairs of Lebowa or Opco, as the case may be.

30.

To the best of RPM's knowledge and belief, the processes employed and the products now or herebefore dealt in by Lebowa and/or Opco in relation to the LPM Business do not infringe the patent, copyright or other industrial property rights of any third party, save as will not have a material adverse effect on the LPM Business and/or the affairs of Lebowa or Opco, as the case may be.

31.

Save in terms of the Transactional Agreements, no person is entitled (otherwise than as a shareholder) to participate or share in, nor to a commission on the income or the profits or dividends of any Warranty Company or to any payment of any kind calculated with reference to the profits or income of any Warranty Company.

32.

Lebowa and Opco have utilised all import permits issued to them only in regard to their respective businesses and have not used any such import permit for the importation of goods on behalf of anyone else, save as will not have a material adverse effect on the businesses and/or affairs of Lebowa or Opco, as the case may be.

33.	Neither Lebowa nor Opco has engaged in any activity prohibited in terms of the Competition Act, 1998.

34.	Neither Lebowa nor Opco is liable, whether contingently or otherwise and whether as surety, co-principal debtor, guarantor or indemnitor, for the liabilities of any third party.

35.	Opco has no assets other than those reflected in its asset registers.

36.

None of the assets of whatsoever nature beneficially owned by Opco and used by it in respect of the LPM Business, is subject to any reservation of ownership, lease, lien, hypothec, mortgage, notarial bond, pledge or other encumbrance whatsoever to or in favour of any third party, nor are such assets subject to any hire-purchase agreement, credit agreement, instalment sale agreement or leasing transaction whether contemplated under the National Credit Act, 34 of 2005, or otherwise to or in favour of any third party.

37.	Opco owns or has the right to use all material assets of whatsoever nature used by it in respect of the LPM Business.

38.

No person has any right (whether pursuant to any option, right of first refusal or otherwise) to purchase or acquire (whether as security or otherwise) any of the assets of Opco other than the right to purchase trading stock in the normal course of business for value, other than in terms of the Sale of Lebowa Business Agreement and/or the Sale of Concentrate Agreement and/or in the normal and ordinary course of the conduct of the LPM Business.

39.

As at the Closing Date, all the assets of Opco are insured against the risks to which they are ordinarily subject in accordance with the relevant policy under the Anglo American Insurance Programme, and all premiums due in respect of such insurance shall have been paid and Opco shall have complied with all of the conditions to which the liability of the insurer under the policies of insurance will be subject. RPM is not aware of any facts, matters or circumstances which may, prior to the Closing Date, give rise to the cancellation of any of the said policies of insurance, or the repudiation of any claims thereunder.

40.

To the best of RPM’s knowledge and belief, the plant, machinery and equipment belonging to Opco which are necessary for the effective operation of the Business are in good working order and condition, fair wear and tear excepted, have been properly maintained and are capable of carrying out the functions for which they are intended.

41.	All amounts owing to Opco by its trade debtors will be fully recovered, save to the extent Disclosed and/or provided against in the Closing Date Financial Statements.

42.	Neither Lebowa nor Opco has any liabilities (whether actual, or contingent) other than –

42.1.	those liabilities which are Disclosed;

42.2.	the Opco Claims;

42.3.	liabilities disclosed in the Pro Forma Financial Statements and/or the Closing Date Financial Statements;

42.4.	liabilities incurred in the normal and ordinary course of its business between 30 June 2007 and the Closing Date; and

42.5.	the share capital of each of them.

43.

There are no amounts of any kind owing by either of Lebowa or Opco to RPM or any member of the APL Group, save in terms of the Transactional Agreements and in respect of the Opco Claims, the dividend declared by Lebowa in favour of APL immediately prior to the conclusion of the Lebowa Step 1 Sale of Shares Agreement, and any other dividend declared by such Warranty Companies prior to the Closing Date.

44.	Save in terms of the Transactional Agreements, Opco has not borrowed any funds from any party.

45.

The total borrowings of Lebowa do not exceed any limitation on its borrowing powers contained in its articles of association. The total amount borrowed by Lebowa from its bankers does not exceed any limits imposed on such borrowings by such bankers. Lebowa has not received formal or informal notification from any lenders of funds to Lebowa requiring repayment of all or part of such borrowings, nor has it received from such lenders any notice of default that is still current.

46.

Save for legal proceedings relating to the collection by Lebowa and/or Opco of amounts owing to it by trade debtors in the normal course of the LPM Business, neither Lebowa nor Opco is a party to any current or pending litigation or similar legal proceedings (including arbitration, criminal proceedings or administrative proceedings, but specifically excluding all proceedings in respect of labour issues and/or any matter before the CCMA) and RPM is not aware of any facts or circumstances which may now or in future lead to any such proceedings against Lebowa and/or Opco, save as will not have a material adverse effect on the business and/or the affairs of Lebowa or Opco, as the case may be.

47.

Neither Lebowa nor Opco is in default under or with respect to any judgment, order, award, interdict or other similar pronouncement of any court or administrative authority having jurisdiction over Lebowa or Opco.

48.	Each of Lebowa and Opco has in all respects complied with all such South African Exchange Control regulations and rulings as may be applicable to it.

49.

To the best of RPM’s knowledge and belief, the premises on and from which the LPM Business is carried out comply with all applicable governmental and local authority regulations and requirements which are necessary for the effective operation of the LPM Business, save to the extent that the failure to comply with same will not have a material adverse effect on the business and/or the affairs of Lebowa or Opco, as the case may be.

50.

To the best of its knowledge and belief, RPM has Disclosed in writing to Plateau all trade marks, trade names, patents and other intellectual property, but excluding all intellectual property developed as part of work programmes

(including without limitation all mineralogy and concentrator test-work conducted) external to the Warranty Companies ("Intellectual Property") and copyright rights used in respect of the LPM Business, and all such Intellectual Property has been transferred by Lebowa to Opco in terms of the Sale of Lebowa Business Agreement.

51.

All Intellectual Property necessary for the effective operation of the LPM Business is either owned by Opco (as the sole beneficial owner) or validly made available to Opco. Plateau has been provided with true and complete copies of all material licence agreements.

52.

No person has any claim of any nature whatsoever against Lebowa and/or Opco arising out of the use by it of any trade or brand name, trade mark or patent and no person is entitled to an order for the expungement of any trade mark used in or in relation to the LPM Business.

53.

To the best of RPM’s knowledge and belief, none of RPM, Lebowa or Opco has taken any action or omitted any action as a result of which any Intellectual Property rights could become unenforceable; save to the extent that the unenforceability of such Intellectual Property rights will not have a material adverse effect on the business and/or the affairs of Lebowa or Opco, as the case may be.

54.

Opco and Lebowa have lodged all proper Tax returns that may have become due by either of them from time to time under any law administered by the Commissioner for the South African Revenue Service or an equivalent revenue authority in any foreign jurisdiction ("Revenue Authority") and such returns are not and, to the best of RPM's knowledge and belief, will not be the subject of any dispute with any Revenue Authority.

55.

All returns due as at the Closing Date by Lebowa and/or Opco in respect of Tax, have been rendered on a proper basis, are correct, and, to the best of RPM's knowledge and belief, will not become the subject matter of any dispute with or claim by any Revenue Authority or any other competent authority.

56.	All provisional tax payable by the Warranty Companies has been paid as at the due date thereof, in compliance with the provisions of the Income Tax Act.

57.

No Revenue Authority has reopened, and to the best of RPM's knowledge and belief as at the Closing Date, no Revenue Authority will reopen any existing Tax assessment in respect of Lebowa and, to the best of RPM's knowledge and belief as at the Closing Date, no grounds exist for the re-opening of any existing assessment.

58.

The Tax files relating to the correspondence with, and queries from, any Revenue Authority have been made available by RPM to Plateau and contain adequate records of all queries raised by any Revenue Authority official and the replies thereto.

59.	None of the Warranty Companies is in material breach of any law relating to Tax.

60.

Other than in terms of the Transactional Agreements, Lebowa has not at any time during the 5 years immediately preceding the Signature Date been a party to any “company formation transaction”, “share-for-share transaction”, “amalgamation transaction”, “intra-group transaction”, “unbundling transaction” or “liquidation, winding-up or deregistration transaction” all as contemplated in Part III of the Income Tax Act, or any other transaction which might be so classified, except as fully Disclosed in writing to Plateau prior to the Signature Date;

61.

Lebowa and Opco have complied in all material respects with the provisions of the Value Added Tax Act, 1991 (Act 89 of 1991) (“VAT Act”), the Regional Services Councils Act, 1985 (Act 109 of 1985) and all regulations made thereunder (“Regional Services Act”), the Unemployment Insurance Contributions Act, 2002 (Act 4 of 2002) (“UIF Act”), and the Skills Development Levies Act, 1999 (Act 9 of 1999) (“SDL Act”) and all material returns and declarations required to be furnished have been furnished by them in respect of all periods from the date of commencement of the VAT Act, the Regional Services Act, the UIF Act and the SDL Act to the Closing Date and all material estimates and assessments of tax and levies due as at, or prior to, the Closing Date have been paid as at the due date thereof in compliance with the provisions of the VAT Act, the Regional Services Act, the UIF Act and the SDL Act.

62.	Neither Lebowa nor Opco is engaged in or a party to any appeal against the disallowance by a Revenue Authority of any objection lodged by Lebowa or Opco, as the case may be.

63.

Save as Disclosed, no liability for Tax on the part of Lebowa or Opco has been postponed, nor has any agreement been entered into between Lebowa or Opco, as the case may be, and a Revenue Authority to that effect.

64.	All liability for Tax in respect of Lebowa arising for all periods prior to 1 January 2008, will be fully provided for in the Closing Date Financial Statements.

65.	To the best of RPM's knowledge and belief –

65.1.	no facts or circumstances exist which could cause a Revenue Authority to disallow any existing assessed loss or the carrying forward of such loss; and

65.2.	no Warranty Company has been a party to any scheme or arrangement of which the sole or main purpose was the avoidance or postponement of or reduction in liability to Tax.

66.	Lebowa and Opco are duly registered as vendors in terms of the Value-Added Tax Act, 1991.

67.

Neither Lebowa nor Opco is in material breach of any obligations undertaken by it under any contracts to which it is a party and each of Lebowa and Opco is entitled to all material benefits and rights under and in terms of such contracts, all of which are legally binding and enforceable and RPM is not aware of any reason which might preclude Lebowa or Opco from fulfilling any material obligations still to be fulfilled by it in terms of such contracts.

68.

To the best of RPM’s knowledge and belief, neither Lebowa nor Opco is bound by any contracts whatsoever other than contracts entered into in the ordinary and normal course of its business, all of which contracts have been properly concluded, amended (where applicable) in accordance with the provisions of such contracts, and are of full force and effect according to their terms. Neither Lebowa nor Opco is in breach of any of its material obligations under any contracts which could result in any such contract being terminated against it, and RPM is not aware of any material breach which has been committed by any of the counterparties to such contracts.

69.

RPM is not aware of any fact or circumstance which will or is likely to result in any loss being suffered by either Lebowa or Opco in respect of any contract or which will or is likely to form the basis of a claim to rectification at the instance of any other person.

70.	Save in terms of the Transactional Agreements, neither Lebowa nor Opco is bound by any –

70.1.	contract in restraint of trade or any material management contract in terms of which a third party (including any member of the APL Group) provides management services to either of them;

70.2.	contract which in any way restricts its freedom to carry on the whole or any part of its business in the Republic or elsewhere in such manner as it deems fit; or

70.3.	power of attorney, save in the ordinary course of business.

71.	Other than in the ordinary course of the conduct of the business and affairs of either Lebowa or Opco, neither Lebowa nor Opco, as the case may be, is bound by any outstanding offer or tender which may be converted into an obligation of Lebowa or Opco, as the case may be, by acceptance or other act by any person.

72.

Lebowa and/or Opco have lawful access to an adequate supply of electricity and water for their operations; provided that this Warranty shall not be construed as warranting that Lebowa and/or Opco will actually receive an adequate supply of electricity and water for their operations.

73.	Save for the Transactional Agreements, no Warranty Company is bound by any contract with RPM, or any member of the APL Group, or any director or officer of RPM or of any member of the APL Group.

74.

The entering into of this Agreement or its implementation does not constitute a breach of any of the contractual obligations of any Warranty Company nor will the entering into or implementation of this Agreement entitle any person to terminate or vary any contract to which any Warranty Company is a party, save to the extent that any such breach or right to terminate or vary will not have a material adverse effect on the business and/or the affairs of Lebowa or Opco, as the case may be.

75.	The Closing Date Financial Statements:

75.1.	will be prepared in accordance with IFRS and on the same basis as the audited financial statements of Lebowa for the financial year ended on 31 December 2006;

75.2.	will give a true and fair view of the financial position and profits of Lebowa at and for the year ended on 31 December 2007 and fairly present the state of affairs and business of Lebowa;

75.3.	will reflect or disclose all liabilities, actual or contingent, at their full amount;

75.4.	will adequately provide for bad and doubtful debts as well as for any and all accrued liabilities including accrued leave pay, pensions, bonuses or other similar payments or liabilities to employees;

75.5.	will be approved and signed by the directors of Lebowa;

75.6.	will value all fixed assets on the basis of past practice; and

75.7.	will depreciate fixed assets in accordance with IFRS.

76.	The Pro Forma Financial Statements -

76.1.	were prepared in accordance with IFRS and on the same basis as the audited financial statements of Lebowa for the financial year ended on 31 December 2006;

76.2.	give a true and fair view of the financial position and profits of Lebowa as at and for the period ended on 30 June 2007 and fairly present the state of affairs and business of Lebowa;

76.3.	reflect or disclose all liabilities, actual or contingent, at their full amount;

76.4.	adequately provide for bad and doubtful debts as well as for any and all accrued liabilities including accrued leave pay, pensions, bonuses or other similar payments or liabilities to employees;

76.5.	value all fixed assets on the basis of past practice; and

76.6.	depreciate fixed assets in accordance with IFRS.

77.

No bonus or capitalisation shares or bonus debentures have been issued by Lebowa during the 5 years immediately preceding the Signature Date, nor has Lebowa at any time during the 5 year period immediately preceding the Signature Date distributed any of its assets (other than by way of dividend) among any of its shareholders or incurred the obligation to do so.

78.	There have been no reductions in the issued share capital of Lebowa at any time during the 5 year period immediately preceding the Signature Date.

79.

Lebowa has not, during the 5 year period immediately preceding the Signature Date, acquired from any other company under any scheme of arrangement or reconstruction of Lebowa or its affairs any asset which was trading stock of that other company, for no consideration measurable in terms of money or for a consideration the money value of which was less than the market value of such asset on the date of such acquisition.

80.	There is no application pending or threatened for the winding-up or judicial management (provisional or final) of any Warranty Company.

81.	Since the SOB Date no material debts due to Lebowa and/or Opco have been written off or treated or regarded as irrecoverable other than in the normal course of business.

82.	Lebowa and Opco have maintained registers of their assets in accordance with IFRS.

83.

RPM has made available to Plateau true and accurate copies of all queries addressed to Lebowa or any of its representatives by any tax official and the replies thereto, as well as full details of any tax objections lodged by Lebowa and which have not been fully disposed of as at the Signature Date.

84.	No present or past employee of the LPM Business has any right or claim to any exceptional:

84.1.	leave privileges; or

84.2.	accumulated leave; or

84.3.

payment in lieu of leave, pension, retirement (including but not limited to post- retirement medical aid funding contributions) death, disability, bonus, profit share, severance pay in excess of the statutory minimum severance pay, annuity, gratuity, privileges; or

84.4.	rights or compensation for loss of office or other like payment.

85.	Opco is not bound by any current service contract, in respect of permanent employees, whether oral or in writing requiring more than one calendar month's notice for the termination thereof by Opco.

86.	The details of all share and other incentive schemes applicable to the employees of Opco have been documented in writing and RPM has Disclosed all such documents to Plateau.

87.	No employee or contractor of a Warranty Company is entitled to any extraordinary or specific payment as a result of the conclusion of the Transactional Agreements.

88.	The performance reviews in respect of all the employees of Opco have been carried out in accordance with the formal policy applicable thereto.

89.	All employees tax deductions required by law to be made by Lebowa/and or Opco have been made, proper returns have been rendered in respect thereof and all payments which are due have been made.

90.	Neither Lebowa nor Opco has any liability in respect of fringe benefits granted to its employees, all of which have been taxed in full.

91.

There is no unfunded deficit in respect of any pension or retirement fund of which the employees of Opco are members, whether or not such unfunded deficit has been accrued or is reflected as a liability of Opco.

92.

To the best of RPM’s knowledge and belief, Lebowa and Opco have complied with all wage and employee rules, regulations and legislation and all determinations, arbitration awards and collective agreements which apply to it and its employees, save to the extent that such non-compliance will not have a material adverse effect on the business and/or the affairs of Lebowa or Opco, as the case may be.

93.	RPM has provided Plateau with a copy of each collective agreement between Lebowa and any registered trade union.

WARRANTIES RELATING TO THE PERIOD BETWEEN 30 JUNE 2007 AND THE

CLOSING DATE

94.	During the period between 30 June 2007 and the Closing Date -

94.1.

save in terms of the Transactional Agreements, Lebowa and Opco will continue to carry on their respective businesses in the ordinary and regular course and in accordance with the trading style presently used by it;

94.2.	none of the Warranty Companies will have declared and/or made payment of a dividend or distribution in specie;

94.3.	neither Lebowa nor Opco will do anything or omit to do anything which could -

94.3.1.	materially prejudice the goodwill of its business;

94.3.2.	materially reduce the scope of its business;

94.3.3.	result in any third party negatively varying the material terms on which it transacts business with Lebowa or Opco, as the case may be; or

94.3.4.	cause, constitute or result in a breach of any of the Warranties;

94.4.

neither Lebowa nor Opco will incur or become committed to incur any material capital expenditure, other than in terms of the Transactional Agreements, the latest approved budget in respect thereof and/or other than as required to be expended in the ordinary course of the conduct of the business and/or the affairs of such company;

94.5.

no Warranty Company will, save in respect of the Transactional Agreements, enter into any transaction or incur any liability or dispose of any asset save in the ordinary and regular course of conduct of its business;

94.6.

no Warranty Company will transfer any amounts from reserves (excluding any share premium account) or profits to its stated capital, share capital or share premium account, re-purchase any of its issued shares or repay other amounts owing by it which are not yet due for payment (other than early payment of trade creditors);

94.7.

as at the Closing Date, RPM shall, in terms of the Sale of Concentrate Agreement, owe Opco an amount in respect of the concentrate delivered during the two months immediately prior to the Closing Date;

94.8.

as at the Closing Date, the only debt owed by the Warranty Companies (excluding debts in the ordinary course of business and in terms of the Initial Funding Agreements, as defined in the Holdco Shareholders’ Agreement), will be shareholders’ loans;

94.9.	no resolutions will be passed by the members or directors of any Warranty Company, save for such resolutions as –

94.9.1.	may be necessary to give effect to this Agreement or any other Transactional Agreement;

94.9.2.	may be necessary to conduct its business in the ordinary, normal and regular course thereof;

94.10.	neither Lebowa nor Opco will vary the terms and conditions of employment or working conditions of any of its employees, save in the ordinary course of business; and

94.11.	neither Lebowa nor Opco will give any express, tacit or implied warranties in respect of products sold by it or services rendered by it other than those normally given in the course of its business.

WARRANTIES RELATING TO THE ENVIRONMENT

95.	The Warranty Companies –

95.1.	are aware of all Environmental Laws that have applied to Lebowa up to 1 January 2008 and which currently apply to Opco;

95.2.

are aware of all Environmental Laws that have applied to the LPM Business in each jurisdiction in which Lebowa owned, controlled or had the right to use immovable property or conducted the LPM Business up to 1 January 2008;

95.3.	are aware of all Environmental Laws that apply to the LPM Business in each jurisdiction in which Opco owns, controls or has the right to use immovable property or conducts the LPM Business;

95.4.

have identified the actual and potential impacts on the Environment of the LPM Business or arising from land that was owned, controlled or used by Lebowa up to 1 January 2008, and which is presently owned, controlled or used by Opco; and

95.5.	have monitored and continue to monitor those impacts that may have caused significant harm to human health, ecological degradation or pollution of water, soil or air.

96.	The Warranty Companies:

96.1.

have all Environmental Law licenses, consents, permits, approvals, exemptions, and other authorisations that are or have been required for the lawful conduct of its business and RPM is not aware of any fact or circumstance that may result in the cancellation, withdrawal or non-renewal of any of them, save where any failure to have any such license, consent, permit, approval, exemption or other authorisation will not have a material adverse effect on the business and/or affairs of Lebowa or Opco, as the case may be.

96.2.

have taken all reasonable measures to prevent any pollution or degradation of the Environment occurring as a result of the undertaking of its business or emanating from land that they own, control, or have the right to use and to minimise or rectify any such pollution or degradation that has arisen, save where any failure to do so shall not have a material adverse effect on the business and/or the affairs of Lebowa or Opco, as the case may be;

96.3.

do not have any outstanding obligations under any Environmental Law to remedy any environmental harm, remediate any land, demolish any buildings or structures, or make any alterations, repairs or additions to any immovable property, and in particular have taken all necessary steps to adequately remedy such incidents of non-compliance with Environmental Laws identified in the electronic and physical set of information made available by RPM to Plateau before the Signature Date for purposes of the Anooraq Due Diligence, save where any such outstanding obligations shall not have a material adverse effect on the business and/or the affairs of Lebowa or Opco, as the case may, be and provided that nothing contained in this Warranty shall constitute a guarantee or be capable of an interpretation that it constitutes a guarantee that the environmental liabilities of the Warranty Companies are fully funded; and

96.4.

to the best of RPM’s knowledge, are not aware of any breach of Environmental Laws committed by any of Lebowa's predecessors in title which is likely to have a material adverse effect on the business and/or the affairs of Lebowa or Opco, as the case may be.

97.

To the best of RPM’s knowledge and belief, Lebowa has complied, and Opco is in compliance, with all material Environmental Laws in each jurisdiction in which it owns immovable property or its business is conducted, and in particular Lebowa and/or Opco has reported and dealt with incidents that potentially threatened the environment or human health or safety, as required by the Environmental Laws.

98.

Lebowa and/or Opco are in compliance with any contractual obligations (the breach of which would likely have a material adverse effect on the LPM Business) that it has assumed or contractual undertakings that it has given to monitor or remedy its impacts on the Environment.

99.

Lebowa and Opco have made adequate financial provisions for the remediation of any environmental damage to the Immovable Property (as described in paragraph 101 below) or arising from the conduct of its business.

100.	Neither Lebowa nor Opco has received any –

100.1.

notice from any enforcement authority, or other person, concerning any alleged breach of an Environmental Law or requiring measures to be taken to protect the health and well-being of any person, to stop pollution of the Environment, to remedy ecological degradation, or to pay any costs incurred by a public body in doing so; or

100.2.

notification or threat of legal proceedings (including civil, criminal and administrative proceeding) in respect of, or resulting from, any breach of any Environmental Law and no such proceedings are under way, or are pending against it.

WARRANTIES IN RESPECT OF IMMOVABLE PROPERTY

101.	Each of Lebowa and Opco is the sole registered and beneficial owner of all immovable property of which it is the registered owner ("Immovable Property").

102.	All fixtures and fittings of a permanent nature included in the Immovable Property are fully paid for, owned by Lebowa or Opco, as the case may be, and in good working order and condition, save as will not have a material adverse effect on the business and/or affairs of Lebowa or Opco, as the case may be.

103.

Neither Lebowa nor Opco, as the case may be, will have sold or have alienated the Immovable Property, or any part thereof, nor will it have granted to any third party the right to acquire, either by way of option or right of pre-emption, the Immovable Property or any right or interest therein, save in terms of the Sale of Lebowa Business Agreement.

104.	RPM has no knowledge of any actual, pending or proposed expropriation for whatever purpose, or which will or may affect the Immovable Property in any manner whatsoever, either directly or indirectly.

105.	Neither the Immovable Property nor any part thereof is subject to any lawful right of occupation by any person other than in terms of the leases Disclosed in the Disclosure Letter.

106.

Lebowa and Opco have made all payments due in respect of municipal and/or other assessment rates, taxes and other imposts of whatsoever nature in respect of the Immovable Property, and all charges in respect of water, sewerage, gas and electricity supplied to or consumed on the Immovable Property.

107.	No buildings erected on the Immovable Property encroach on any neighbouring properties or vice versa.

108.

To the best of RPM's knowledge and belief and insofar as shall be necessary in terms of any applicable law the buildings, including outbuildings, and all fixed improvements erected on the Immovable Property are structurally sound and have been erected in terms of –

108.1.	plans approved in writing by the relevant local or other competent authority and in accordance with the provisions of the National Building Regulations and Building Standards Act, 1977; and

108.2.

all other applicable laws, by-laws and applicable regulations, including any applicable town-planning scheme, building line or height restriction, and the conditions of the title deed of the Immovable Property.

109.

No building on the Immovable Property has been declared as a national monument or protected or provisionally protected under the National Heritage Resources Act, 1999, nor has any proposal to do so been made.

110.	The Immovable Property is not subject to any mortgage, pledge, lien, notarial bond or other similar real right.

111.

Neither Lebowa nor Opco has any actual, contingent or potential liability for any development contribution, contribution to engineering services, endowment, betterment or other similar contribution or expense in respect of any of the Immovable Property.

112.

No one, other than Lebowa or Opco, has any right or contingent right to claim ownership, transfer or any servitude in respect of the Immovable Property, save only as Disclosed in the title deed relating thereto, and no agreement will have been entered into whereby any restrictive condition or servitude is to be attached to the Immovable Property.

113.

RPM has no knowledge of any lodged or pending claim, or any claim which is likely or contemplated, relating to the Immovable Property or any part thereof, in terms of or pursuant to the Restitution of Land Rights Act, 1994, which will or may affect the Immovable Property in any manner whatsoever, either directly or indirectly.

114.

Lebowa and Opco have complied with all their legal obligations in respect of installations in or on the Immovable Property. Lebowa and Opco have maintained all mechanical equipment and service installations provided in or in connection with buildings erected on the Immovable Property. All electrical installations comply with the safety requirements in accordance with the provisions of the Occupational Health and Safety Act, 1993.

115.

The Immovable Property and all buildings and erections thereon comply in every respect with all governmental or other authorities' requirements (insofar as legally required) relating thereto. Neither Lebowa nor Opco is under any obligation to make any alterations, repairs or additions to the Immovable Property or to any buildings or erections thereon, save as will not have a material adverse effect on the business and/or affairs of Lebowa or Opco, as the case may be.

GENERAL DISCLOSURE

116.

RPM has made a full and complete Disclosure to Plateau of the material affairs of Holdco, Opco and Lebowa and all material information of whatsoever nature or kind has been Disclosed to Plateau which would have been material in the decision of Plateau to enter into the Agreement.

SCHEDULE 2

DISCLOSURE LETTER

ON THE LETTERHEAD OF RUSTENBURG PLATINUM MINES LIMITED

[Date]

The Managing Director
Plateau Resources (Proprietary) Limited

Dear Sirs

DISCLOSURE LETTER

1.

We refer to the agreement ("Agreement") entered into amongst Anglo Platinum Limited, Rustenburg Platinum Mines Limited ("Seller") and Plateau Resources (Proprietary) Limited ("Purchaser"), relating to the sale and purchase of 20.92% of the issued ordinary share capital of Richtrau No 179 (Proprietary) Limited (“Holdco”) and 51% of the claims against Holdco on shareholders’ loan account.

2.

This letter, together with all the documents, matters and information contained or referred to in this letter, is the Disclosure Letter as referred to in the Agreement. In the event that any inconsistency exists between any provisions of either the Agreement and any part of this Disclosure Letter (including the information referred to in this Disclosure Letter), this letter shall prevail and be deemed to be the relevant Disclosure. Words and expressions used in this Disclosure Letter have the same meanings given to them in the Agreement unless the context otherwise requires.

3.

This Disclosure Letter makes Disclosures for the purpose of limiting the scope of the Warranties. The Warranties are made and given subject to the documents, matters and information contained or referred to in this Disclosure Letter.

4.

References in this Disclosure Letter to the provision, availability or Disclosure of information to the Purchaser shall be deemed to include and to have been satisfied by the provision, availability or Disclosure of such information to any of the Anooraq Group‘s employees, officers, agents, professional advisers and/or consultants.

5.	For purposes of this Disclosure Letter:

“Data Room” means the electronic and physical set of information made available and Disclosed by the Seller to the Purchaser on or before the Final Disclosure Date.

6.

RPM shall deliver to Plateau, within 5 Business Days after the Final Disclosure Date, compact discs labelled “Lebowa Data Room”, which shall contain a copy of all the information in the Data Room, as at the Final Disclosure Date.

Disclosures

We hereby disclose to you:

1.	the contents of the Transactional Agreements;

2.	all matters, records, documents and/or information of any kind whatsoever contained in the Data Room;

3.	all matters contained or referred to in respectively the Closing Date Financial Statements and/or the Pro-Forma Financial Statements;

4.	all matters which are a matter of public record and are available in the records of the Companies and Intellectual Property Registration Office and all relevant Deeds Registry offices.

(collectively, “Disclosed Information”)

The Purchaser will be deemed to have full knowledge of all the Disclosed Information.

Yours faithfully

....................................................
Director for and on behalf of
RUSTENBURG PLATINUM MINES LIMITED

We acknowledge receipt of this Disclosure Letter and the documents attached to or referred to in this Disclosure Letter. We also confirm our acceptance of the Disclosed Information contained or referred to in this Disclosure Letter.

....................................................
Director for and on behalf of
PLATEAU RESOURCES (PROPRIETARY) LIMITED

[Date]

SCHEDULE 3

LEBOWA AREA MAP

SCHEDULE 4

OLD ORDER RIGHTS

1.	Mining License 8/2004 in respect of the Farms Klipfontein 465 KS, Paschaskraal 466 KS, De Kamp 507 KS and Avoca 472 KS (Ga-Phasha);

2.	Mining License 6/2003 in respect of the Farms Diamand 422 KS, Zeekoegat 421 KS, Middelpunt 420 KS, Umkoanesstad 419 KS and Brakfontein 464 KS (Lebowa);

3.	Mining Licence 23/2003 in respect of the Farms Wintersveld 417 KS and Jagdlust 418 KS (Lebowa).

4.	Mineral Lease K5367/2002L & Variation K5368/2002 RM in respect of the Farm Brakfontein 464 KS (Lebowa);

5.	Mining Lease 6/72 (Cession no. 7/72) in respect of the Farm Middelpunt 420 KS (Lebowa);

6.	Mining Lease 23/91 (Cession no. 26/91), in respect of the Farm Diamand 422 KS (Lebowa);

7.	Mining Lease 24/91 (Cession no 26/91), in respect of a portion of the Farm Zeekoegat 421 KS (Lebowa);

8.	Mining Lease 25/91 (Cession no 26/91), in respect of the Farm Umkoanesstad 419 KS;

9.	A share comprising one forty eighth of the Consent to Mine (granted by RPM in terms of section 9 of the Minerals Act under title deed K44/69RM), in respect of the Farm Diamand 422 KS;

10.	Consent to Mine (granted by RPM in terms of section 9 of the Minerals Act, under title deed K181/75 RM) in respect of the Farm Zeekoegat 421 KS; and

11.	Consent to Mine (granted by RPM in terms of section 9 of the Minerals Act, under title deeds K23/2004 RM and K265/66 RM) in respect of the Farm Umkoanesstad 419 KS.

SCHEDULE 5

LEBOWA PRO FORMA FINANCIAL STATEMENTS